Exhibit 5.1
March 7, 2011
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002

Re:	EOG Resources, Inc.
Registration Statement on Form S-3
File No. 333-163947
Ladies and Gentlemen:
     We have acted as counsel to EOG Resources, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File Number 333-163947) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 13,570,000 shares (including up to 1,770,000 shares subject to the Underwriters’ (as defined below) overallotment option) of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), to be issued and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated March 1, 2011 between the Company on the one hand and Goldman, Sachs & Co. and Barclays Capital Inc., as representatives of the several Underwriters named therein (together, the “Underwriters”), on the other hand. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have examined originals or certified copies of (i) the Underwriting Agreement and (ii) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

EOG Resources, Inc.
March 7, 2011

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). As used herein, the term “DGCL” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the preliminary Prospectus Supplement dated February 28, 2011 and the Prospectus Supplement dated March 2, 2011, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.